Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No.3 to the Registration Statement (Form F-1 No. 333-262129), Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-264167) and Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-269961) on Registration Statement (Form F-3 No. 333-269961) and related Prospectus of OceanPal Inc. and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of OceanPal Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
April 10, 2023